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Exhibit 10.10

        STOCK PURCHASE AGREEMENT

        >THIS STOCK PURCHASE AGREEMENT, dated as of January 31, 2002 (the "Agreement"), is by and between COMVERSE, INC., a Delaware corporation ("Purchaser") and COMVERSE INFOSYS, INC., a Delaware corporation ("Seller").

W I T N E S S E T H:

        WHEREAS, Seller is the holder of all the outstanding shares of capital stock of Comverse Media Holding Inc., a Delaware corporation ("Media", and such shares are referred to herein as the "Media Shares"); and

        WHEREAS, the parties hereto had entered into an oral agreement that on February 1, 2001 (the "Effective Date") Seller would sell, and Purchaser would purchase, the Media Shares in consideration for an amount of $100,000, which was paid by a reduction in the outstanding principal amount of intercompany debt owed by Seller to Purchaser; and

        WHEREAS, since the Effective Date Purchaser has operated the business and affairs of Media as the sole stockholder of Media and Seller has had no involvement in the business and affairs of Media; and

        WHEREAS, Seller did not formally transfer the Media Shares to Purchaser on the Effective Date, and Seller and Purchaser now wish to effect the formal transfer of the Media Shares to Purchaser and to confirm in writing their oral agreement referred to above.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

        1.1    Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

        "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

        "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

        "Encumbrances" shall mean any and all mortgages, security interests, liens, claims, pledges, restrictions (including restrictions on transfer), leases, title exceptions, easements, rights of way, rights of first refusal, charges or other encumbrances.

        "Person" shall mean an individual, corporation, limited liability company, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

        "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Subsidiary" shall mean, with respect to any Person, (i) each corporation, partnership, joint venture or other legal entity of which such Person owns, either directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity, (ii) each partnership in which such Person or another Subsidiary of such Person is the general or managing partner and (iii) each limited liability company in which such Person or another Subsidiary of such Person is the managing member or otherwise controls (by contract, through ownership of membership interests or otherwise).

        "Third Party" shall mean any Person other than Seller, Purchaser and Media.

          1.2    Other Definition Provisions.

          (a)    The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (b)    Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

          (c)    The terms "dollars" and "$" shall mean United States dollars.

          (d)    The term "including" shall be deemed to be immediately followed by the term "but not limited to."

ARTICLE II
CONFIRMATION OF THE PURCHASE AND SALE OF MEDIA SHARES

        2.1    Purchase and Sale of Media Shares. Purchaser and Seller hereby confirm that the transfer of all of the burdens, benefits, obligations and incidents of ownership of the Media Shares was effected as of the Effective Date in consideration for a reduction in the outstanding principal amount of intercompany debt owed by Seller to Purchaser. In furtherance thereof, on the date of this Agreement, the parties hereto shall make the deliveries set forth below in Section 2.2.

        2.2    Deliveries. On the date hereof, Seller shall deliver to Purchaser certificates representing the Media Shares, registered in the name of Seller, together with stock powers executed in blank by Seller. The parties acknowledge and agree that the Media Shares will not be registered under the Securities Act and, accordingly, certificates representing such securities will contain legends to that effect.

        2.3    Transfer of Ownership. It is the intention of the parties that all of the burdens, benefits, obligations and incidents of ownership of the Media Shares were absolutely and unconditionally transferred from Seller to Purchaser as of the Effective Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller makes the following representations and warranties to Purchaser as of the Effective Date and as of the date hereof:

        3.1    Corporate Existence. Each of Seller and Media is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite power and authority to enable it to own, lease and operate its assets and properties and to conduct its business as currently being conducted, and is qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it requires such qualification, except where the failure to be so qualified and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Seller or Media, as applicable.

        3.2    Corporate Power; Authorization; Enforceable Obligations. Seller has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and constitutes the legal, valid and binding obligation of Seller, and is enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to general principles of equity.

        3.3    Capitalization. The authorized capital stock of Media consists of 100 shares of capital stock, par value $.01 per share, of which 100 shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable and none of which are held in the treasury of Media. Other than the Media Shares being sold hereunder to Purchaser, no shares of the capital stock or other securities of Media are issued or outstanding, or reserved for any purpose. There are no options, warrants, convertible or exchangeable securities or other rights (including pre-emptive, tag-along, right of first refusal, buy-sell, repurchase, redemption, registration or similar rights), agreements, arrangements or commitments of any kind obligating or which could obligate Media to grant, issue or sell, or obligating or which could obligate Seller to sell, transfer or otherwise dispose of, any shares of capital stock of Media to any Person other than Purchaser. Media has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote or that are convertible into or exercisable for securities having the right to vote with the stockholders of Media on any matter. There are no voting trusts, stockholders' agreements or other agreements or understandings with respect to the voting of Media capital stock.

        3.4    Ownership of Media Shares. Seller holds of record, subject to the rights of Purchaser hereunder, all of the Media Shares, free and clear of any Encumbrances (other than any restrictions under the Securities Act and state securities laws). The Media Shares have not been issued in violation of any pre-emptive rights, other rights or obligations, or any term or condition created by statute, the certificate of incorporation, by-laws or other organizational document of Media, or any contract to which Media is a party or by which it is bound.

        Except as expressly set forth in this Article III, Seller makes no other representations or warranties, express or implied, to Purchaser in connection with this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser makes the following representations and warranties to Seller as of the Effective Date and as of the date hereof:

        4.1    Corporate Existence. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power to enable it to own, lease and operate its assets and properties and to conduct its business as currently being conducted, and is qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it requires such qualification, except where the failure to be so qualified and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser.

        4.2    Corporate Power; Authorization; Enforceable Obligations. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser and is enforceable against Purchaser, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general principles of equity.

        4.3    Investment Representations.

        (a)    Purchaser Bears Economic Risk. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Media and it is capable of evaluating the merits and risks of its investment in Media and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely unless the Media Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that Media has no present intention of registering the Media Shares. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Media Shares under the circumstances, in the amounts or at the times Purchaser might propose.

        (b)    Acquisition for Own Account. Purchaser is acquiring the Media Shares for Purchaser's own account for investment only, and not with a view towards their distribution.

        (c)    Purchaser Can Protect Its Interest. Purchaser represents that by reason of its, or of its management's, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement.

        (d)    Accredited Investor. Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

        (e)    Rule 144. Purchaser acknowledges and agrees that the Media Shares must be held indefinitely unless it is subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: (i) the availability of certain current public information about Media, (ii) the resale occurring following the required holding period under Rule 144 and (iii) the number of shares being sold during any three-month period not exceeding specified limitations.

        Except as expressly set forth in this Article IV, Purchaser makes no other representations or warranties, express or implied, to Seller in connection with this Agreement.

ARTICLE V
INDEMNIFICATION

        5.1    Survival of Representations and Warranties. All representations and warranties contained in this Agreement and all claims with respect thereto shall survive the completion of the transaction of purchase and sale contemplated hereby.

        5.2    Indemnification. (a) Seller shall indemnify Purchaser, its Subsidiaries, and each of their directors, officers, employees, agents, successors and assigns (each, a "Purchaser Indemnitee", and collectively, the "Purchaser Indemnitees") in respect of, and hold the Purchaser Indemnitees harmless against, any and all damages, liabilities, judgements, fines, fees, penalties, interest obligations, deficiencies, losses and expenses, including amounts paid in settlement, interest, court costs, reasonable costs of investigation, reasonable fees and expenses of attorneys, accountants, financial advisors, engineers and other expenses, and other expenses of litigation (collectively, "Damages") incurred or suffered by the Purchaser Indemnitees arising out of, resulting from, or in any way related to, (i) the untruth, inaccuracy or breach of any representation or warranty of Seller contained in this Agreement, or (ii) any breach, nonfulfillment or failure to perform any agreement or covenant of Seller contained in this Agreement.

        (b)    Purchaser shall indemnify Seller, its Subsidiaries, and each of their directors, officers, employees, agents, successors and assigns (each a "Seller Indemnitee", and collectively the "Seller Indemnitees") in respect of, and hold the Seller Indemnitees harmless against, any and all Damages incurred or suffered by the Seller Indemnitees arising out of, resulting from, or in any way related to, (i) the untruth, inaccuracy or breach of any representation or warranty of Purchaser contained in this Agreement, (ii) any breach, nonfulfillment or failure to perform any agreement or covenant of Purchaser contained in this Agreement, (iii) Purchaser's ownership of the Media Shares, Purchaser's control of Media and the conduct of the business and affairs of Media and its Subsidiaries since the Effective Date and (iv) any claims that are made by any Person against Seller or any other Seller Indemnitee concerning Purchaser's ownership or control of Media since the Effective Date or the conduct of the business and affairs of Media and its Subsidiaries since the Effective Date.

        5.3    Indemnification Procedures.

        (a)    Third Party Claims. If Purchaser, on behalf of any Purchaser Indemnitee, or Seller, on behalf of any Seller Indemnitee, seeks to be indemnified pursuant to this Article V (in each case, an "Indemnified Party"), it shall give prompt written notification to the party against whom indemnification is sought (the "Indemnifying Party") of the assertion of any Third Party claim or commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification pursuant to this Article V may be sought, but the failure of an Indemnified Party to give prompt notice to the Indemnifying Party shall not affect the rights of the Indemnified Party to indemnification hereunder, except if (and then only to the extent that) the Indemnifying Party incurs additional expenses or the Indemnifying Party is actually prejudiced by reason of such failure to give timely notice. The Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such claim, action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party acknowledges in writing, and in form and substance acceptable, to the Indemnified Party that any damages, fines, costs, judgements or other liabilities that may be assessed against the Indemnitee in connection with such action, suit or proceeding constitute Damages for which the Indemnified Party shall be entitled to indemnification pursuant to this Article V; and provided, further, that (x) Purchaser shall have the right to control the defense and settlement negotiations to the extent of any claim or demand seeking equitable relief or remedial action on the part of a Purchaser Indemnitee and (y) Seller shall have the right to control the defense and settlement negotiations to the extent of any claim or demand seeking equitable relief or remedial action on the part of a Seller Indemnitee. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have a conflict of interest or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Indemnified Party shall not agree to any settlement of such claim, action, suit or proceeding without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.

          (b)    Direct Claims. With respect to claims other than Third Party claims, the Indemnified Party shall use reasonable efforts promptly to notify in writing the Indemnifying Party of such claims, but the failure of the Indemnified Party so to give notice to the Indemnifying Party shall not affect the rights of the Indemnified Party to indemnification hereunder, except if (and then only to the extent that) the Indemnifying Party incurs additional expenses or the Indemnifying Party is actually prejudiced by reason of such failure to give timely notice.

ARTICLE VI
GENERAL PROVISIONS

        6.1    Further Assurances. Each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and consummate and evidence the transactions contemplated hereby or, at and after the date hereof, to evidence the consummation of the transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, each of the parties hereto shall take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

        6.2    Announcements. Neither Seller nor Purchaser will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other, except as may be required by any law or regulation (including, without limitation, pursuant to the U.S. federal securities laws) or rules of the NASDAQ National Market, in which event the party required to make the release or announcement shall allow the other party reasonable time, in light of the circumstances, to comment on such release or announcement in advance of such issuance.

        6.3    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without reference to choice of law principles, including all matters of construction, validity and performance.

        6.4    Notices. All notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given, (a) five Business Days following sending by registered mail, postage prepaid, (b) when sent if sent by facsimile during the normal business hours of the recipient, or one Business Day after the date sent if sent by facsimile after the normal business hours of the recipient, provided that the sending party receives written confirmation that the facsimile has been successfully transmitted to the intended recipient, (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

  (i)
  If to Seller, to:

  Comverse Infosys, Inc.
  234 Crossways Park Drive
  Woodbury, New York 11797
  Attention: President and Chief Executive Officer
  Facsimile No.: (516) 677-7399

  (ii)
  If to Purchaser, to:

  Comverse, Inc.
  100 Quannapowitt Parkway
  Wakefield, Massachusetts 01880
  Attention: Legal Department
  Facsimile No.: (781) 224-8144

Such names and addresses may be changed by notice given in accordance with this Section 6.4.

        6.5    Entire Agreement. This Agreement contains the entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement other than those set forth herein.

        6.6    Headings; References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles" or "Sections" shall be deemed to be references to Articles or Sections hereof unless otherwise indicated.

        6.7    Counterparts. This Agreement may be executed in multiple counterparts and each counterpart shall be deemed to be an original, but all of which shall constitute one and the same original.

        6.8    Parties in Interest; Assignment. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as set forth in Article V, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

        6.9    Severability; Enforcement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

        6.10    Specific Performance. The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

        6.11    Jurisdiction. Each party to this Agreement hereby irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement, shall be brought in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York and each party hereto agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement, or the subject matter hereof or thereof may not be enforced in or by such court. Each party hereto further and irrevocably submits to the jurisdiction of such court in any action, suit or proceeding.

        6.12    Waiver. Failure at any time to enforce or require performance of any of the provisions hereof shall in no way be construed to be a waiver of such provision or to affect the validity of this Agreement or any part thereof or the right of either party thereafter to enforce each provision in accordance with the terms of this Agreement.

        6.13    Broker Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 6.13 being untrue.

        6.14    Expenses. The parties shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, it being understood that in no event shall Media bear any of such costs and expenses.

[STOCK PURCHASE AGREEMENT SIGNATURE PAGE]

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

COMVERSE, INC.
By:	/s/ DAVID KREINBERG Name: David Kreinberg Title: Vice President
COMVERSE INFOSYS, INC.
By:	/s/ DAN BODNER Name:Dan Bodner Title: President and Chief Executive Officer

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TABLE OF CONTENTS
(continued)

		Page
6.9	Severability; Enforcement	9
6.10	Specific Performance	9
6.11	Jurisdiction	10
6.12	Waiver	10
6.13	Broker Fees	10
6.14	Expenses	10

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ARTICLE I DEFINITIONS
ARTICLE II CONFIRMATION OF THE PURCHASE AND SALE OF MEDIA SHARES
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER
ARTICLE V INDEMNIFICATION
ARTICLE VI GENERAL PROVISIONS
[STOCK PURCHASE AGREEMENT SIGNATURE PAGE]
TABLE OF CONTENTS
TABLE OF CONTENTS (continued)